Exhibit 5

FAEGRE & BENSON LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

612/766-7000

FACSIMILE 612/766-1600

October 22, 2009

Fastenal Company

2001 Theurer Boulevard

Winona, Minnesota 55987-1500

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to an offering of 6,954,970 shares of Common Stock, par value $.01 per share (the “Shares”), of Fastenal Company, a Minnesota corporation (the “Company”), to be issued by the Company upon the exercise of nonstatutory employee stock options (the “Options”) granted under the Fastenal Company Stock Option Plan (the “Plan”), we have examined such corporate records and other documents, including the Registration Statement and the Plan, and have reviewed such matters of law as we have deemed necessary for this opinion, and, based on such examination and review, we advise you that in our opinion all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold upon exercise of the Options as contemplated by the Registration Statement and the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

We are admitted to the practice of law in the State of Minnesota and the forgoing opinions are limited to the laws of that state.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Faegre & Benson LLP

By:	/s/ Jennifer R. Mewaldt
Jennifer R. Mewaldt